EXHIBIT 99.01

NEWS RELEASE for April 12, 2006 AT 7:30AM EDT
Contact:     Michael J. Quinn, Chairman and CEO, 714-649-5050

Cardiogenesis Corporation Updates Status of Financial Reporting
FOOTHILL RANCH, CA (April 12, 2006)...Cardiogenesis Corporation (the “Company”) (OTCBB: CGCP), a leading developer of surgical products and accessories used in angina-relieving procedures, announced that it filed a Form 12b-25 on March 31, 2006 with the Securities and Exchange Commission (“SEC”) indicating that it would be delaying the filing of its Form 10-K for the year ended December 31, 2005 (“fiscal 2005”) which was otherwise required to be filed on March 31, 2006. The reasons for the Company’s delay in filing its Form 10-K are set forth in its Form 12b-25 filing, to which readers are directed, and are summarized below.
The Company is unable to file timely its annual report on Form 10-K for fiscal 2005 because it is working to resolve an issue raised in a comment letter from the Division of Corporate Finance of the SEC. By letter dated June 14, 2005 and subsequent correspondence between the Company and the SEC, the SEC has inquired as to the Company’s accounting policies relating to revenue recognition for its loaned laser program and, in particular, whether lease accounting should apply to such program. In the Company’s view, the main issue is the treatment of the premiums charged on the handpieces sold under the loaned laser program. The total premiums associated with the loaned laser program represent between 5% and 8% of annual revenues for each of the years ended December 31, 2004, 2003, and 2002.
The nature of the Company’s loaned laser program is unique and the accounting guidance surrounding revenue recognition in these cases is complex and company-specific. The Company adopted a revenue recognition policy that it believed was the most appropriate given the circumstances at the time, but it is now revisiting the issue to determine if there is a more appropriate method of reporting these premiums. The Company notes that the SEC has not questioned the validity of the loaned laser program or the revenues generated therefrom. However, the timing of the recognition of such revenue is at issue. The application of lease accounting could alter the point in time at which these revenues would have been recognized.
The Company is diligently working to resolve the issue in a timely fashion, but due to the complexity surrounding the issue, the Company is unable to predict the timing of the resolution of any outstanding issues arising out of the SEC’s comment letter. There can be no assurance that the Company will be able to resolve the issue with the SEC in time to file its annual report on Form 10-K by April 17, 2006. However, the Company intends to file the report at the earliest practicable date. To the extent that the Company is unable to file its annual report on Form 10-K by April 17, 2006, the Company may be deemed to not be in compliance with the requirements for continued listing on the OTC Bulletin Board (the “OTCBB”). The Company cannot predict what action, if any, the OTCBB may take regarding any failure by the Company to file its required reports on a timely basis.
About Cardiogenesis Corporation
     Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
     For more information on the Company and its products, please visit the Cardiogenesis company web site at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com/.
     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the Company’s ability to protect its intellectual property. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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